Sam Sidhu Appointed to Customers Bancorp Board of Directors and Named CEO as Part of Previously Announced Succession Plan Jay Sidhu Assuming Executive Chairman Role; Transition Supports Growth and Long-Term Strategy WEST READING, Pa.--( )-- Customers Bancorp, Inc. (NYSE: CUBI) today announced theBUSINESS WIRE appointment of Sam Sidhu to the company’s Board of Directors (“the Board”), effective January 1, 2026, in accordance with the succession plan set forth in the company’s from July 25,leadership transition announcement 2025. This appointment aligns with the Board’s previously disclosed plan whereby Sam Sidhu, President of Customers Bancorp and President and Chief Executive Officer of Customers Bank, is succeeding Jay Sidhu as Chief Executive Officer of Customers Bancorp, effective January 1, 2026. Under the transition framework, Jay Sidhu is retiring from the Chief Executive Officer role and is assuming the role of Executive Chairman, while continuing his long-standing service on the Board. Sam’s expanded role on the Board reinforces continuity of leadership at Customers Bancorp and deepens the Board’s oversight as the company advances its strategic objectives and long-term growth initiatives. Sam originally joined the Customers Bank Board in 2012 and has served in key executive capacities, including Chief Operating Officer of Customers Bank beginning in 2020, before being promoted to President and Chief Executive Officer of Customers Bank in 2021. “Sam has demonstrated outstanding leadership and strategic vision throughout his tenure with Customers Bancorp and Customers Bank,” said Dan Rothermel, Lead Independent Director of Customers Bancorp. “His appointment to the Board formalizes his integral role in shaping the future of our organization and reinforces the thoughtful succession planning the Board and management have executed.” Sam Sidhu’s appointment to the Board is consistent with the succession principles previously communicated and supports a seamless transfer of executive authority aligned with the company’s long-term performance and governance commitments. “I’m deeply grateful to our Board of Directors for their trust and partnership as we continue this leadership transition,” said Sam Sidhu. “Together, we’ve built a differentiated bank with a strong foundation and disciplined culture. I look forward to continuing to lead Customers Bank and work with the Board to support its long-term, organic growth.” Jay Sidhu founded Customers Bank and Customers Bancorp by investing in a small Chester County, Pa.-based institution with a vision to build a forward-thinking, client-focused bank. Under Jay’s leadership of Customers Bancorp, Customers Bank has become a top-performing national organization, growing from a distressed bank with approximately $200 million in assets to over $24 billion in assets, without any material acquisitions. “I am incredibly proud of what we have built at Customers Bancorp and Customers Bank,” said Jay Sidhu, Executive Chairman of Customers Bancorp. “Sam has been instrumental in shaping our strategy, strengthening our culture, and positioning the Bank for the future. I have full confidence in Sam’s leadership and vision, and I look forward to supporting him as he leads the Bank’s growth and success.” Institutional Background Customers Bancorp, Inc. (NYSE:CUBI) is one of the nation’s top-performing banking companies with over $24 billion in assets making it one of the 80 largest bank holding companies in the U.S. Customers Bank’s commercial and consumer clients benefit from a full suite of technology-enabled tailored product experiences delivered by best-in-class customer service distinguished by a Single Point of Contact approach. In addition to traditional lines such as C&I lending, commercial real estate lending and multifamily lending, Customers Bank also provides a number of national corporate banking services to specialized lending clients. Major accolades include: Named a Top 10 Performing Bank by American Banker for five consecutive years (2021–2025), including the #1 spot in 2024 among midsize banks ($10–$50B in assets) Recognized by Forbes among America’s Top 100 Banks for seven consecutive years Net Promoter Score of 73 compared to industry average of 41

A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender. Learn more: .www.customersbank.com Contacts Jordan Baucum (951) 608-8314 Source: Customers Bancorp, Inc.